AMENDMENT to SUB-ADVISORY AGREEMENT

Touchstone Mid Cap Growth Fund
A series of
Touchstone Strategic Trust

This AMENDMENT is made as of January 1, 2021 to the Sub-Advisory Agreement dated April 12, 2010, as amended March 1, 2011, as amended December 1, 2019 (the “Agreement”), between Touchstone Advisors, Inc. (the “Advisor”) and Westfield Capital Management Company, L.P. (the “Sub-Advisor”) relating to the Touchstone Mid Cap Growth Fund, a series of the Touchstone Strategic Trust (the “Fund”).

1.Section 3(a) “Compensation of the Sub-Advisor” is hereby deleted in its entirety and replaced with the following:

“    a.    As compensation for the services to be rendered and duties undertaken under this Agreement by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to 0.XX% on the first $350 million of average of the daily net assets of the Fund, 0.XX% on the next $350 million of average daily net assets of the Fund, 0.XX% on the next $300 million of average daily net assets of the Fund, and 0.XX% on average daily net assets of the Fund over $1.2 billion; without regard to any total expense limitation or other fee waiver applied by the Trust or the Advisor. Such fee shall be computed and accrued daily. If the Sub-Advisor serves in such capacity for less than the whole of any period specified in this Section 9(a) of this Agreement, the compensation to the Sub-Advisor shall be prorated. For purposes of calculating the Sub-Advisor’s fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the Fund’s net asset value for purposes of purchases and redemptions of shares.”

[Signature page follows]

This Amendment to the Agreement is signed as of the date first set forth above.

TOUCHSTONE ADVISORS, INC.	WESTFIELD CAPITAL MANAGEMENT COMPANY, L.P.
BY: /s/ E. Blake Moore, Jr. E. Blake Moore, Jr. CEO	BY: /s/ Kathryn Kearney Name: Kathryn Kearney Title: Partner, CFO, CCO
BY: /s/ Timothy D. Paulin Timothy D. Paulin Senior Vice President

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